SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K
                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 20, 1999



                         THE PANDA PROJECT, INC.
        (Exact name of registrant as specified in its charter)



FLORIDA                        0-24030            65-0323354
(State of other juris-     (Commission          (IRS Employer
diction of incorporation)   File Number)        Identification
                                                   Number)

951 Broken Sound Parkway
Boca Raton, Florida                             33487
(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:    (561) 994-2300



             ---------------------------------------------
     (Former name or former address, if changed since last report)


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Page 2


Item 2.   Acquisition or Disposition of Assets
          -----------------------------------

The Panda Project, Inc. (the "Company" ) has entered into an agreement with Silicon Bandwidth, Inc. ("SBI") to sell its intellectual property portfolio as well as the fixed assets related to its interconnect and semiconductor business as previously disclosed in an 8-K dated May 18,1999. As part of the sale , The Company, has restructured its outstanding loans with Helix PEI ("Helix" )that have been in default since February 15, 1999. SBI will assume such Helix loans upon closing. Additionally, the Company has entered into an agreement with the Convertible Preferred A Holders for conversion of the outstanding preferred shares into 21,333,333 common shares at a fixed price of $.261. The Convertible Preferred A Holders currently own 22,995,919 shares of the Company's common stock upon conversion of all preferred shares and common shares that were previously issued in the 1998 Equity transaction including Fill-up shares issued in accordance with the February 15,1999 anniversary date. The restructuring of both agreements is partially contingent upon the closing of the sale to SBI. The transaction is subject to customary closing conditions, including the approval of the Company's shareholders. Helix and the Convertible Preferred A Holders have entered into a Voting Agreement for 23,995,919 with SBI. Additionally, Joseph Sarubbi has entered into a Voting Agreement with SBI for the 2,100,000 shares recently issued and such holders own sufficient shares, approximately 52%, to assure the approval of the transaction by the Company's shareholders. The Company will receive a 10% ownership interest in SBI which will initially be capitalized with $6,000,000.

Additionally, the Panda Project has entered into Amendment No. 1 To Asset Purchase Agreement dated July 19, 1999 which extends the expiration date from October 31, 1999 to December 30, 1999.

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Item 7.   Financial Statements and Exhibits
          ---------------------------------

          (c)  Exhibits

2.1 Letter of Intent by Silicon Bandwidth, Inc.

     Exhibit A - Assets
     Exhibit B - Voting Agreement
     Exhibit C - Assumed Liabilities
     Exhibit D - Terms of Stockholders Agreement

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE PANDA PROJECT, INC.


                                   By:  /s/ Melissa F. Crane
                                       -----------------------
                                        Melissa F. Crane
                                        Acting Chief Financial
                                        Officer
Dated: December 9, 1999